Exhibit 99.1

June 1, 2012	Trading Symbols: LXRP: OTCQB
Release # 2012-10	LXX: CNSX

Belmont Lake Well Workovers Successful

Vancouver, BC—Lexaria Corp (LXRP-OTCQB) (LXX-CNSX) (the "Company" or "Lexaria") is pleased to announce that the earlier-announced workovers on the 12-1 and 12-3 wells have been completed on schedule, and on the Company has resumed oil production from these two wells.

Lexaria is pleased that the new oil production rates are higher than expected, and in the case of the 12-1 well, the latest production rates are higher than those of the Initial Production when this well was originally completed. For the 10 days from May 21 to May 30 inclusive, the 12-1 well has produced 1,280 barrels of oil, and the 12-3 has produced 741 barrels of oil. These are average production rates of 128.0 bbls/d for the 12-1, and 74.1 bbls/d for the 12-3 during this initial production period.

Lexaria will provide additional information regarding the production rates of these wells after a suitable time when production levels have had the opportunity to stabilize. All production figures are unaudited and provided by the Operator, and long term production rates will be lower.

Historically, the 12-1 well began production in Oct, 2007 and the 12-3 began producing in Oct, 2008, each with an initial production rate of 95 – 100 barrels per day. By January 2009, the 12-3 was producing 45 bbls/d and the 12-1 was still producing an average of 93 bbls/d.

During the last three weeks additional field infrastructure work has also been completed, consisting of the installation of a permanent metering and control assembly which allows for the supply of piped natural gas purchased from a permanent supply source.

Lexaria also reports that the legal complaint that was initiated in 2011 has been settled with no material effect on the Company.

About Lexaria

Lexaria’s shares are quoted in the USA with symbol LXRP and in Canada with symbol LXX. The company searches for projects that could provide potential above-market returns.

To learn more about Lexaria Corp. visit www.lexariaenergy.com.

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Corp.
Chris Bunka CEO/Chairman
(250) 765-6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, weather, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. There can be no assurance that road or site conditions will be favorable for field work; no assurance that well treatments or workovers will have any effect on oil or gas production; no assurance that oil field interconnections will have any measurable impact on oil or gas production or on field operations, and no assurance that any expected new well(s) will be drilled or have any impact on the Company. There can be no assurance that expected oil and gas production will actually materialize; and thus no assurance that expected revenue will actually occur. There is no assurance the Company will have sufficient funds to drill additional wells, or to complete acquisitions or other business transactions. Such forward looking statements also include estimated cash flows, revenue and current and/or future rates of production of oil and natural gas, which can and will fluctuate for a variety of reasons; oil and gas reserve quantities produced by third parties; and intentions to participate in future exploration drilling. Adverse weather conditions including but not limited to surface flooding can delay operations, impact production, and cause reductions in revenue. The Company may not have sufficient expertise to thoroughly exploit its oil and gas properties. The Company may not have sufficient funding to thoroughly explore, drill or develop its properties. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Current oil and gas production rates may not be sustainable and targeted production rates may not occur. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.